Exhibit 99.1
FOR IMMEDIATE RELEASE

O'REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND
FULL-YEAR 2015 RESULTS AND ANNOUNCES ADDITIONAL $750 MILLION SHARE REPURCHASE AUTHORIZATION

•	4th quarter comparable store sales increase of 7.7%, full-year increase of 7.5%

•	24% increase in 4th quarter diluted EPS to $2.19, 25% increase in full-year diluted EPS to $9.17

Springfield, MO, February 10, 2016 – O'Reilly Automotive, Inc. (the "Company" or "O'Reilly") (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its fourth quarter and full year ended December 31, 2015. The results represent 23 consecutive years of comparable store sales growth and record revenue and operating income for O'Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results
Sales for the fourth quarter ended December 31, 2015, increased $185 million, or 10%, to $1.95 billion from $1.76 billion for the same period one year ago. Gross profit for the fourth quarter increased to $1.03 billion (or 52.7% of sales) from $912 million (or 51.7% of sales) for the same period one year ago, representing an increase of 13%. Selling, general and administrative expenses ("SG&A") for the fourth quarter increased to $665 million (or 34.1% of sales) from $609 million (or 34.5% of sales) for the same period one year ago, representing an increase of 9%. Operating income for the fourth quarter increased to $363 million (or 18.6% of sales) from $303 million (or 17.2% of sales) for the same period one year ago, representing an increase of 20%.

Net income for the fourth quarter ended December 31, 2015, increased $37 million, or 20%, to $219 million (or 11.2% of sales) from $182 million (or 10.3% of sales) for the same period one year ago. Diluted earnings per common share for the fourth quarter increased 24% to $2.19 on 100 million shares versus $1.76 on 103 million shares for the same period one year ago.

Greg Henslee, O'Reilly's President and CEO, commented, "We are very pleased to once again report another very profitable quarter and a very strong finish to a record breaking year. Our Team's dedication to providing consistent, excellent customer service every day drove our very robust fourth quarter comparable store sales increase of 7.7%, which was on top of a strong comparable store sales increase of 6.3% in the fourth quarter of 2014. This industry leading comparable store sales performance represents our 9th consecutive quarter of comparable store sales growth greater than 5%, with increases of over 7% in each quarter of 2015. Our relentless focus on profitable growth translated our strong top line performance into a 24% increase in fourth quarter diluted earnings per share of $2.19, which represents our 28th consecutive quarter of diluted earnings per share growth greater than 15%, and I would like to thank each of our Team Members for their continued hard work and commitment to our ongoing success."

Full-Year Financial Results
Sales for the year ended December 31, 2015, increased $751 million, or 10%, to $7.97 billion from $7.22 billion for the same period one year ago. Gross profit for the year ended December 31, 2015, increased to $4.16 billion (or 52.3% of sales) from $3.71 billion (or 51.4% of sales) for the same period one year ago, representing an increase of 12%. SG&A for the year ended December 31, 2015, increased to $2.65 billion (or 33.2% of sales) from $2.44 billion (or 33.8% of sales) for the same period one year ago, representing an increase of 9%. Operating income for the year ended December 31, 2015, increased to $1.51 billion (or 19.0% of sales) from $1.27 billion (or 17.6% of sales) for the same period one year ago, representing an increase of 19%.

Net income for the year ended December 31, 2015, increased $153 million, or 20%, to $931 million (or 11.7% of sales) from $778 million (or 10.8% of sales) for the same period one year ago. Diluted earnings per common share for the year ended December 31, 2015, increased 25% to $9.17 on 102 million shares versus $7.34 on 106 million shares for the same period one year ago.

Mr. Henslee continued, "Team O'Reilly's dedication to unsurpassed service levels resulted in a full-year comparable stores sales increase of 7.5%, a record 19.0% operating margin and a 25% increase in full-year diluted earnings per share to $9.17, which represents our seventh consecutive year of 20% or greater annual diluted earnings per share growth. We are very proud of our record breaking 2015 financial results, as well as the addition of 205 net, new stores and the expansion into Connecticut, our 44th state, and we are intensely focused on extending our proven record of profitable growth in 2016. In the coming year, we expect to see continued strong demand in our industry, and more importantly, we remain very confident in our Team's commitment to providing consistently high levels of service to our customers. We will, however, face very difficult same store sales comparisons in each quarter of 2016, and based on these factors, we are establishing our first quarter and full-year 2016 comparable store sales guidance ranges at 3% to 5%. We will see a top-line benefit in 2016 from one additional calendar day, due to Leap Day in February; however, our comparable store sales guidance ranges for both the first quarter and full-year exclude this additional day."

Share Repurchase Program
During the fourth quarter ended December 31, 2015, the Company repurchased 1.1 million shares of its common stock at an average price per share of $256.93, for a total investment of $287 million. During the year ended December 31, 2015, the Company repurchased 4.9 million shares of its common stock at an average price per share of $231.81, for a total investment of $1.14 billion. Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.6 million shares of its common stock, at an average price per share of $243.96, for a total investment of $141 million. The Company has repurchased a total of 51.8 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $106.08, for a total aggregate investment of $5.50 billion.

Today, the Company also announced that its Board of Directors approved a resolution to increase the authorization amount under its share repurchase program by an additional $750 million, raising the aggregate authorization under the program to $6.25 billion. The additional $750 million authorization is effective for a three-year period, beginning on February 10, 2016. Stock repurchases under the program may be made from time to time, as the Company deems appropriate, solely through open market repurchases effected through a broker dealer at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions. There can be no assurance as to the number of shares the Company will purchase, if any. The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice. As of the date of this release, the Company had approximately $750 million remaining under its current share repurchase authorizations.

4th Quarter and Full-Year Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Comparable store sales increased 7.7% for the fourth quarter ended December 31, 2015, versus 6.3% for the same period one year ago. Comparable store sales increased 7.5% for the year ended December 31, 2015, versus 6.0% for the same period one year ago.

1st Quarter and Full-Year 2016 Guidance
The table below outlines the Company's guidance for selected first quarter and full-year 2016 financial data:

	For the Three Months Ending March 31, 2016	For the Year Ending December 31, 2016
New store openings		210
Comparable store sales	3% to 5%	3% to 5%
Total revenue		$8.4 billion to $8.6 billion
Gross profit as a percentage of sales		52.3% to 52.7%
Operating income as a percentage of sales		19.3% to 19.7%
Diluted earnings per share (1)	$2.41 to $2.51	$10.10 to $10.50
Capital expenditures		$460 million to $490 million
Free cash flow (2)		$750 million to $800 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)	Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent ("EBITDAR") and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, February 11, 2016, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's website at www.oreillyauto.com by clicking on "Investor Relations" and then "News Room." Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 41434249. A replay of the conference call will be available on the Company's website through February 10, 2017.

About O'Reilly Automotive, Inc.
O'Reilly Automotive, Inc. was founded in 1957 by the O'Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company's website at www.oreillyauto.com for additional information about O'Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of December 31, 2015, the Company operated 4,571 stores in 44 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "estimate," "may," "could," "will," "believe," "expect," "would," "consider," "should," "anticipate," "project," "plan," "intend" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2014, for additional factors that could materially affect the Company's financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2015	December 31, 2014
	(Unaudited)	(As Adjusted, Note)
Assets
Current assets:
Cash and cash equivalents	$116,301	$250,560
Accounts receivable, net	161,078	143,900
Amounts receivable from suppliers	72,609	69,311
Inventory	2,631,015	2,554,789
Other current assets (1)	29,023	46,820
Total current assets (1)	3,010,026	3,065,380

Property and equipment, at cost	4,372,250	3,993,509
Less: accumulated depreciation and amortization	1,510,694	1,334,949
Net property and equipment	2,861,556	2,658,560

Notes receivable, less current portion	13,219	13,349
Goodwill	757,142	756,384
Other assets, net (1)	34,741	38,410
Total assets (1)	$6,676,684	$6,532,083

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$2,608,231	$2,417,167
Self-insurance reserves	72,741	64,882
Accrued payroll	59,101	78,442
Accrued benefits and withholdings	72,203	62,946
Income taxes payable	1,444	—
Other current liabilities	232,678	189,836
Current portion of long-term debt	—	25
Total current liabilities (1)	3,046,398	2,813,298

Long-term debt, less current portion (1)	1,390,018	1,388,397
Deferred income taxes (1)	79,772	102,422
Other liabilities	199,182	209,548

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
97,737,171 and 101,602,935 as of December 31, 2015 and 2014, respectively	977	1,016
Additional paid-in capital	1,281,497	1,194,929
Retained earnings	678,840	822,473
Total shareholders' equity	1,961,314	2,018,418

Total liabilities and shareholders' equity (1)	$6,676,684	$6,532,083
Note: The balance sheet at December 31, 2014, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

(1)	Prior period amounts have been reclassified to conform to current period presentation, due to the Company's adoption of new accounting standards during the fourth quarter ended December 31, 2015.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$1,949,052	$1,764,178	$7,966,674	$7,216,081
Cost of goods sold, including warehouse and distribution expenses	921,413	852,071	3,804,031	3,507,180
Gross profit	1,027,639	912,107	4,162,643	3,708,901

Selling, general and administrative expenses	665,019	609,095	2,648,622	2,438,527
Operating income	362,620	303,012	1,514,021	1,270,374

Other income (expense):
Interest expense	(14,112)	(14,079)	(57,129)	(53,290)
Interest income	632	613	2,340	2,301
Other, net	486	560	1,134	2,797
Total other expense	(12,994)	(12,906)	(53,655)	(48,192)

Income before income taxes	349,626	290,106	1,460,366	1,222,182
Provision for income taxes	131,050	108,428	529,150	444,000
Net income	$218,576	$181,678	$931,216	$778,182

Earnings per share-basic:
Earnings per share	$2.22	$1.79	$9.32	$7.46
Weighted-average common shares outstanding – basic	98,474	101,640	99,965	104,262

Earnings per share-assuming dilution:
Earnings per share	$2.19	$1.76	$9.17	$7.34
Weighted-average common shares outstanding – assuming dilution	99,935	103,330	101,514	106,041

Note: The income statement for the year ended December 31, 2014, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2015	2014
	(Unaudited)	(Note)
Operating activities:
Net income	$931,216	$778,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	210,256	194,205
Amortization of debt discount and issuance costs	2,106	2,086
Excess tax benefit from share-based compensation	(63,078)	(49,150)
Deferred income taxes	(22,650)	1,487
Share-based compensation programs	21,899	23,095
Other	6,839	5,592
Changes in operating assets and liabilities:
Accounts receivable	(23,858)	(19,271)
Inventory	(76,226)	(179,742)
Accounts payable	191,064	360,646
Income taxes payable	81,617	32,158
Other	22,291	41,142
Net cash provided by operating activities	1,281,476	1,190,430

Investing activities:
Purchases of property and equipment	(414,020)	(429,987)
Proceeds from sale of property and equipment	2,758	2,880
Payments received on notes receivable	4,074	3,705
Net cash used in investing activities	(407,188)	(423,402)

Financing activities:
Principal payments on capital leases	(25)	(72)
Repurchases of common stock	(1,136,213)	(866,484)
Excess tax benefit from share-based compensation	63,078	49,150
Net proceeds from issuance of common stock	64,613	69,620
Net cash used in financing activities	(1,008,547)	(747,786)

Net (decrease) increase in cash and cash equivalents	(134,259)	19,242
Cash and cash equivalents at beginning of the year	250,560	231,318
Cash and cash equivalents at end of the year	$116,301	$250,560

Supplemental disclosures of cash flow information:
Income taxes paid	$485,824	$416,458
Interest paid, net of capitalized interest	55,061	51,203
Note: The cash flow statement for the year ended December 31, 2014, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Year Ended December 31,
Adjusted Debt to EBITDAR:		2015	2014
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,390,018	$1,388,422
Add:	Letters of credit	37,536	47,861
	Discount on senior notes	2,877	3,385
	Debt issuance costs	7,105	8,218
	Six-times rent expense	1,639,554	1,578,168
Adjusted debt		$3,077,090	$3,026,054

GAAP net income		$931,216	$778,182
Add:	Interest expense	57,129	53,290
	Provision for income taxes	529,150	444,000
	Depreciation and amortization	210,256	194,205
	Share-based compensation expense	21,899	23,095
	Rent expense	273,259	263,028
EBITDAR		$2,022,909	$1,755,800

Adjusted debt to EBITDAR		1.52	1.72

	December 31,
	2015	2014
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.4
Average inventory per store (in thousands) (2)	$576	$585
Accounts payable to inventory (3)	99.1%	94.6%
Return on equity (4)	46.1%	37.6%
Return on assets (5)	13.9%	12.0%

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Selected Financial Information (in thousands):
Capital expenditures	$117,546	$112,830	$414,020	$429,987
Free cash flow (6)	101,208	94,646	867,456	760,443
Depreciation and amortization	52,191	50,690	210,256	194,205
Interest expense	14,112	14,079	57,129	53,290
Rent expense	$69,184	$67,005	$273,259	$263,028

Store and Team Member Information:
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Beginning store count	4,523	4,311	4,366	4,166
New stores opened	49	57	209	207
Stores closed	(1)	(2)	(4)	(7)
Ending store count	4,571	4,366	4,571	4,366

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Total employment	71,621	67,569
Square footage (in thousands)	33,148	31,591
Sales per weighted-average square foot (7)	$58.72	$55.76	$244.13	$232.22
Sales per weighted-average store (in thousands) (8)	$426	$403	$1,769	$1,678

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total shareholders' equity. Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(5)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(6) Calculated as net cash provided by operating activities less capital expenditures for the period.
(7)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(8)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.